Exhibit 10

September 30, 2008

Joseph H. Ceryanec
105 34th Street SE
Cedar Rapids, Iowa 52403

Dear Joe:

This is to confirm Meredith Corporation's offer to employ you as Chief Financial Officer of Meredith Corporation, and the terms and conditions of your employment. Your expected date of hire will be October 20, 2008.

1. Compensation and Benefits.

a.     Your (annualized) "Base Salary" will be $400,000 through June 30, 2009 and it will be increased to $450,000 for fiscal year 2010. Thereafter you will be eligible to be considered for a merit increase pursuant to company policy and as determined by the Compensation Committee of the Meredith Board of Directors at its regular meeting in August. You will be eligible to participate in the Meredith Management Incentive Plan (or any successor or replacement annual incentive plan of Meredith) ("MIP") for such periods as it continues in effect, subject to the terms of the Plan and to the discretion vested in the Compensation Committee of the Board of Directors by the Plan. Under this Plan, you will have a Target Bonus of Fifty Percent (50%) of Base Salary through fiscal year 2009 (with a minimum of 25% or $100,000 for fiscal year 2009), and thereafter it will be increased to Sixty Percent (60%) of Base Salary.

b.     You will be granted at market value on the date of hire Fifty Thousand (50,000) non-qualified stock options (three year cliff) in accordance with the terms and the provisions of Meredith's nonqualified stock incentive plan. You will also be granted on the date of hire Seven Thousand Five Hundred (7,500) restricted shares of Meredith Common Stock (five year cliff) in accordance with the terms and provisions of Meredith's nonqualified stock incentive plan

c.     You will be entitled to participate in the Meredith Executive Stock Ownership Program with a target ownership goal of Twenty Thousand (20,000) shares

d.     You have agreed you will move your permanent residence to a location within the greater Des Moines metropolitan area within twelve (12) months of your date of hire.  Therefore, you will be provided temporary housing for a maximum period of twelve (12) months following your date of hire.  Furthermore, if you move your permanent residence to a location within the greater Des Moines metropolitan area within twelve (12) months following your date of hire, you will receive the following relocation benefits:

(1) Meredith will pay for the reasonable costs associated with moving your household goods.  Said payment will be made after you obtain estimates from at least two (2) reputable moving companies in your area and it will be made directly to the least expensive of those moving companies upon receipt of an invoice for services rendered.

(2) Meredith will reimburse you for any real estate commissions you are required to pay on the sale of your current permanent residence; and

(3) Meredith will reimburse you for any closing costs associated with your purchase of a new permanent residence.

Your compensation will be grossed up with respect to any payments made under paragraph 1.d(2) and 1.d(3) above and these payments will then be subject to applicable withholdings and deductions.

e.     You will be entitled to a one-time Signing Bonus in the amount of $100,000 minus applicable withholdings and deductions, one-half of which will be paid within thirty (30) days of your date of hire and the remaining one-half of which will be paid within thirty (30) days after you move your permanent residence to a location within the greater Des Moines metropolitan area.

f.     Meredith will reimburse you in accordance with Meredith policies and procedures for reasonable out-of-pocket expenses incurred by you in connection with the performance of your duties hereunder, provided such expenses are properly accounted for.

g.     Meredith will provide you with an automobile allowance during your employment pursuant to Meredith's executive automobile policy. In addition, Meredith will reimburse you for the regular dues at a mutually agreed upon Country Club, incurred by you in furtherance of Meredith's business. These benefits will be subject to applicable withholdings and deductions.

h.     You will be entitled to reasonable vacation time (not less than four (4) weeks per year), consistent with your executive position and the policies of Meredith. To the extent you otherwise qualify for the following benefits under the terms and conditions of each benefit, you will also be entitled to participate in Meredith's short term disability, long term disability, life and medical insurance, Meredith's Savings and Investment Plan (401K), Meredith's Employees' Retirement Income Plan, and Meredith's nonqualified retirement plans ("top hat" plan).

i.     If any provision in this letter of employment is deemed to potentially preclude a tax deduction for compensation in a taxable year because it does not meet the definition of performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, then such compensation shall be reduced accordingly. The reduction shall be in sufficient amount to conform to the appropriate provisions of Internal Revenue Code and the Treasury regulations thereunder. It is Meredith's intention to ensure that all of its incentive plans are performance-based in conformance with Section 162(m) of the Internal Revenue Code of 1986, as amended. To the extent that any amounts shall be withheld under this paragraph, such amounts shall be deposited in a deferral account for your benefit and be paid as soon as practicable to you in accordance with applicable tax regulations

2. Termination. It is understood your Employment under this Agreement may be terminated as a result of any of the following events.

a.     Your death.

b.     Disability.  In the event you shall have been unable to perform your regular full time duties hereunder by reason of illness, accident or other physical or mental disability for a continuous or an aggregate period of 120 days during any consecutive twelve-month (12-month) period ("Disability"), if Meredith chooses to give written notice of termination.

c.     Cause.  "Cause" shall mean the occurrence of any of the following events: (i) you engage in fraudulent activity injurious to Meredith, (ii) insubordination, (iii) you are convicted of the commission of a felony, or a crime, whether or not a felony, involving misappropriation of property of Meredith, (iv) you breach your obligation not to compete under this Agreement, (v) you breach any of the material terms and conditions of this Agreement, (vi) you conduct yourself in a manner detrimental to the business, property, assets or interest of Meredith or engage in personal or professional conduct which could bring disgrace or embarrassment to Meredith, (vii) you violate any written policy or directive of Meredith, or (viii) you fail to fulfill your material obligations under this Agreement.

d.     Without Cause.  Based on a determination by Meredith that it is in the best interests of Meredith to terminate your employment at any time and for whatever reason it deems appropriate.

e.     Resignation.  In the event you terminate your employment of your own violation.

3. Date of Termination. Your employment under this Agreement shall be deemed to have terminated as follows: (a) if your employment is terminated pursuant to paragraph 2(a), on the last day of the month of your death; or(b) if your employment is terminated pursuant to paragraph 2(b), on the last day of the month in which Meredith gives written notice of termination; or (c) if your employment is terminated pursuant to paragraph 2(c), on the day on which notice of termination is given; or (d) if your employment is terminated pursuant to paragraph 2(d), on the day on which the notice of termination is given; or (e) in the event you terminate your employment pursuant to paragraph 2(e), on the day of your voluntary termination. The date on which the termination is deemed to have occurred is referred to as the "Date of Termination."

4. Payment on Termination.

a.     Death.  In the event of your death under paragraph 2(a), then Meredith will pay your Base Salary through the Date of Termination and the proportionate part of any MIP Bonus for the fiscal year in which such termination occurs.

b.     Disability.  In the event Meredith terminates your employment under paragraph 2(b) for Disability, then Meredith will pay you your Base Salary through the Date of Termination and the proportionate part of any MIP Bonus for the calendar year in which such termination occurs.

c.     Cause.  In the event your employment is terminated for Cause pursuant to paragraph 2(c), then Meredith will pay you only your Base Salary through the Date of Termination.

d.     Without Cause.  In the event your employment is terminated Without Cause pursuant to paragraph 2(d), then in return for a full release of any and all employment related claims, Meredith will pay you your Base Salary for a period of twelve (12) months following the Date of Termination and the proportionate part of any MIP Bonus attributable to the fiscal year in which the termination Without Cause occurs. We intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code and its accompanying regulations and it should be interpreted accordingly. Therefore, if your Base Salary at the time of termination exceeds the separation pay plan safe harbor rule under Section 409A of the Internal Revenue Code, then the excess over the safe harbor will be paid within 60 days of the date of your termination Without Cause.

e.     Voluntary Termination.  In the event you terminate your employment under paragraph 2(e) herein, Meredith will pay you only your Base Salary through the period ending with the date of such voluntary termination.

5. Confidentiality, Cooperation, and Non-Competition.

a.     All memoranda, notes, records or other documents made or compiled by you or made available to you during the term of your employment, concerning the business of Meredith shall be and remain the exclusive property of Meredith and any and all copies thereof shall be delivered to Meredith upon the termination of your employment for whatever reason or at any other time upon request. You agree you will not use for your own benefit or the benefit of others, or divulge to others, any information, trade secrets, knowledge, or data of a secret or confidential nature or otherwise not readily available to members of the general public which concerns the business or affairs of Meredith and which is acquired by you during your employment hereunder, except with the specific prior written consent of Meredith.

b.     You agree you will not at any time during your employment, or after the termination of your employment for whatever reason, have or claim any right, title or interest in any trade name, patent, trademark, copyright, or other similar rights belonging to or used by Meredith and you shall never have or claim any right, title or interest in any material or matter of any sort prepared for or used on connection with the business or promotion of Meredith, whether produced, prepared, or published in whole or in part by you or by Meredith. You agree you will cooperate fully with Meredith during your employment and thereafter in the securing of trade name, patent, trademark or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to Meredith all papers reasonably requested by Meredith in connection therewith.

c.     You agree to cooperate with Meredith in the truthful and honest prosecution and/or defense of any claim in which Meredith may have an interest (with the right of reimbursement for reasonable expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving Meredith, permitting interviews with representatives of Meredith, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in your possession or control arising out of your employment in a reasonable time, place and manner.

d.     You agree that during your employment and for a period of twelve (12) months after the termination of your employment for whatever reason, you will not, directly or indirectly, whether as a sole proprietor, partner, venturer, stockholder, director, officer, employee, consultant, or in any other capacity as principal or agent or through any person, subsidiary, affiliate or employee acting as nominee or agent, engage in any of the following activities:

1) Conduct or engage in, or be interested in or associated with any person or entity that is a competitor of Meredith.

2) Take any action to finance or to guarantee or knowingly to provide other material assistance to any person or entity so engaged;

3) Influence or attempt to influence any person or entity which is a contracting party with Meredith, to terminate any written or oral agreement with Meredith;

4) Hire or attempt to hire for employment any person who is employed by Meredith or attempt to influence any such person to terminate employment with Meredith.

e.     For the purpose of this paragraph 5, Meredith shall include all parent, subsidiary and related entities of Meredith.

f.     You agree that any injury caused by your breach of a provision of this paragraph 5 will be difficult, if not impossible, to measure and that such injury will be immediate and irreparable for which Meredith will have no adequate remedy at law, and consequently, in addition to any other remedy Meredith may have for breach of this paragraph 5, Meredith shall be entitled to specifically enforce this paragraph 5 by an injunction, without the requirement of any bond or other security.

g.     It is agreed that it is the desire and intention of you and Meredith that the provisions of this paragraph 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this paragraph 5 shall be adjudicated to be invalid or unenforceable, this paragraph shall be deemed amended to provide, to the maximum extent permitted in the jurisdiction, restrictive provisions most closely conforming to the intent of the parties as expressed herein, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

6. Benefit and Assignment. Your obligations and rights under this Agreement shall inure to the benefit of and shall be binding upon your heirs and legal representatives. This Agreement may not be assigned by either party except that if Meredith is sold or otherwise transferred, this Agreement may be assigned by Meredith to the transferee, provided that the transferee expressly assumes the obligations of Meredith under this Agreement.

7. Notices. Any notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally or by certified or registered mail, return receipt requested, postage prepaid, to the following persons at the following addresses.

To You:

Joseph Ceryanec
105 34th Street SE
Cedar Rapids, Iowa 52403

To Meredith:

John Zieser, Esquire
Chief Development Officer, General Counsel and Secretary
Meredith Corporation
1716 Locust Street
Des Moines, IA 50309-3023

Copy to:

Stephen M. Lacy
President and CEO
Meredith Corporation
1716 Locust Street
Des Moines, IA 50309-3023

8. Situs and Dispute Resolution. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any breach or alleged breach of the provisions of this Agreement, shall be settled by private arbitration, before an arbitrator, in Des Moines, Iowa, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall be selected by mutual agreement and each party shall bear one-half the cost of such arbitrator and related expenses. Failing agreement, the arbitrator shall be a person with demonstrated experience and expertise in the field of employment law in the media industry, selected by the American Arbitration Association. Except as otherwise provided above, the arbitration shall be conducted in accordance with the then current commercial rules of the American Arbitration Association, unless the parties agree in advance, in writing, to alter or waive those rules, in whole or in part. The arbitrator shall apply Iowa law and the arbitrator's award shall be supported by a written explanation of findings of fact and conclusions of law.

9. Entire Agreement. This Agreement contains all of the understandings and agreements between Meredith and you with respect to its subject matter and shall, as of the execution of this Agreement, supersede and terminate all other understandings and agreements between the parties relating to your employment. There are no other understandings or agreements made contemporaneously herewith with respect to such employment, nor may this Agreement be changed or modified in any manner whatsoever except in writing, signed by you and the President and Chief Executive Officer of Meredith or his successor or a duly authorized officer of Meredith, and specifically stating that the writing is an amendment to this Agreement.

10. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement will nevertheless remain in full force and effect. If any provision is held to be invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

11. Indemnification. You will be indemnified by the Company in accordance with Meredith's By-Laws and applicable law, and be covered under Meredith's Director and Officer Liability Policy, as such policy is then in effect.

Meredith Corporation and I look forward to our association with you under the terms expressed above. Please confirm your acceptance by signing as indicated below.
Meredith Corporation
By: /s/ Stephen M. Lacy
Stephen M. Lacy

I understand and accept the terms and conditions of my employment with Meredith as expressed above.
By: /s/ Joseph H. Ceryanec
Joseph H. Ceryanec